EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NOMURA HORUDINGUSU KABUSHIKI KAISHA

(Exact Name of Registrant as Specified in Its Charter)

NOMURA HOLDINGS, INC.

(Translation of Registrant’s name into English)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)

Equity	Common Stock	Other(2)	84,295,700 shares	$3.56	$300,092,692.00	$110.20 per $1,000,000	$33,070.22

Total Offering Amounts					$300,092,692.00		$33,070.22

Total Fee Offsets							—

Net Fee Due							$33,070.22

(1)

Plus such indeterminate number of additional shares as may be offered and issued to prevent dilution resulting from stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

The proposed maximum offering price per share was derived, pursuant to Rule 457(h) under the Securities Act, from the price at which each Restricted Stock Unit is to be settled. Settlement prices were expressed in Japanese yen and converted to U.S. dollars based on an exchange rate of ¥137.69 per dollar, as quoted at New York close on May 17, 2023 by Tullett Prebon and published on the website of the Wall Street Journal.

(3)	Numbers have been rounded up to the nearest cent.